Cross Border Resources, Inc. 10-K
Exbibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cross Border Resources, Inc.

We hereby consent to the incorporation in this Annual Report (Form 10-K) of Cross Border Resources, Inc., formerly Doral Energy Corp., of our report dated March 29, 2013, relating to the financial statements as of December 31, 2012 and 2011 and for the years then ended. We further consent to the incorporation by reference thereof into Doral Energy Corp.’s Registration Statements on Form S-8 (Registration Nos. 333-168724 and No. 333-159480).

/s/ Darilek, Butler & Associates, PLLC

Darilek, Butler & Associates, PLLC
San Antonio, Texas
April 1, 2013